APPENDIX A

BLUEROCK FUND ADVISOR, LLC

PROXY VOTING POLICIES AND PROCEDURES

Proxy Voting Policy

Background: Pursuant to Rule 206(4)-6 and Rule 204-2 under the Advisers Act, it is a fraudulent, deceptive, or manipulative act, practice or course of business, within the meaning of Section 206(4) of the Advisers Act, for an investment advisor to exercise voting authority with respect to client securities, unless (i) the advisor has adopted and implemented written policies and procedures that are reasonably designed to ensure that the advisor votes proxies in the best interests of its clients, (ii) the advisor describes its proxy voting procedures to its clients and provides copies on request, and (iii) the advisor discloses to clients how they may obtain information on how the advisor voted their proxies.

Policy: The Advisor will vote proxies vote proxies on behalf of its individual clients. The Advisor, when acting on behalf of the Fund, must comply with the following voting restrictions unless it is determined that the Fund is not relying on Section 12(d)(1)(F) and or Rule 12d1-3:

•	when the Fund exercises voting rights, by proxy or otherwise, with respect to any investment company owned by the Fund, the Fund will either:
o	seek instruction from the Fund’s shareholders with regard to the voting of all proxies and vote in accordance with such instructions, or
o	vote the shares held by the Fund in the same proportion as the vote of all other holders of such security.

In order to fulfill its responsibilities under the Advisers Act, the Advisor has adopted the following policies and procedures for proxy voting with regard to companies in the investment portfolio of the Fund(s).

Voting Proxies

1.	All proxies sent to clients that are actually received by the Advisor (to vote on behalf of the client) will be provided to the Operations Unit.
2.	The Operations Unit will generally adhere to the following procedures (subject to limited exception):
(a)	A written record of each proxy received by the Advisor (on behalf of its clients) will be kept in the Advisor’s files;
(b)	The Operations Unit will determine which of the Advisor holds the security to which the proxy relates;
(c)	Prior to voting any proxies, the Operations Unit will determine if there are any conflicts of interest related to the proxy in question in accordance with the general guidelines set forth below. If a conflict is identified, the Operations Unit will then make a determination (which may be in consultation with outside legal counsel) as to whether the conflict is material.
(e)	If no material conflict is identified pursuant to these procedures, the Operations Unit will vote the proxy in accordance with the guidelines set forth below. The Operations Unit will deliver the proxy in accordance with instructions related to such proxy in a timely and appropriate manner.

Conflicts of Interest

1.	As stated above, in evaluating how to vote a proxy, the Operations Unit will first determine whether there is a conflict of interest related to the proxy in question between Advisor and its Advisory Clients. This examination will include (but will not be limited to) an evaluation of whether the Advisor (or any affiliate of the Advisor) has any relationship with the company (or an affiliate of the company) to which the proxy relates outside of an investment in such company by a client of the Advisor.
2	If a conflict is identified and deemed “material” by the Operations Unit, the Advisor will determine whether voting in accordance with the proxy voting guidelines outlined below is in the best interests of the client (which may include utilizing an independent third party to vote such proxies).
3	With respect to material conflicts, the Advisor will determine whether it is appropriate to disclose the conflict to affected clients give such clients the opportunity to vote the proxies in question themselves. However, with respect to ERISA clients whose advisory contract reserves the right to vote proxies when the Advisor has determined that a material conflict exists that affects its best judgment as a fiduciary to the ERISA client, the Advisor will:
(a)	Give the ERISA client the opportunity to vote the proxies in question themselves; or
(b)	Follow designated special proxy voting procedures related to voting proxies pursuant to the terms of the investment management agreement with such ERISA clients (if any).

Proxy Voting Guidelines

See Attached

Disclosure of Procedures

A summary of above these proxy voting procedures will be included in Part II of the Advisor’s Form ADV and will be updated whenever these policies and procedures are updated. Clients will be provided with contact information as to how they can obtain information about: (a) the Advisor’s proxy voting procedures (i.e., a copy of these procedures); and (b) how the Advisor voted proxies that are relevant to the affected client.

Record-keeping Requirements

The Operations Unit will be responsible for maintaining files relating to the Advisor’s proxy voting procedures. Records will be maintained and preserved for five years from the end of the fiscal year during which the last entry was made on a record, with records for the first two years kept in the offices of the Advisor. Records of the following will be included in the files:

1.       Copies of these proxy voting policies and procedures, and any amendments thereto;

2.       A copy of each proxy statement that the Advisor actually received; provided, however, that the Advisor may rely on obtaining a copy of proxy statements from the SEC’s EDGAR system for those proxy statements that are so available;

3.       A record of each vote that the Advisor casts;

4.	A copy of any document that the Advisor created that was material to making a decision how to vote the proxies, or memorializes that decision (if any); and
5.	A copy of each written request for information on how the Advisor voted such client’s proxies and a copy of any written response to any request for information on how the Advisor voted proxies on behalf of clients.